Exhibit 99.1

    Edgewater Technology, Inc. Reports Second Quarter 2004 Financial Results

     WAKEFIELD, Mass.--(BUSINESS WIRE)--July 14, 2004--Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today announced financial results for the second quarter ended June 30, 2004.

     Second Quarter Results

     Actual financial results and utilization for the June 30, 2004 quarter were as follows:

     -- Revenue amounted to $6.1 million, compared to $6.4 million in the first quarter of 2004 and compared to revenue of $6.2 million during the second quarter of 2003;

     -- Gross profit was $2.4 million, compared to $2.6 million in the first quarter of 2004 and $2.9 million for the second quarter of 2003;

     -- Gross profit margin was 39%, compared to 40% in the first quarter of 2004 and 48% for the second quarter of 2003;

     -- Utilization was 71% for the second quarter, compared to 76% during the first quarter of 2004 and 83% for the second quarter of 2003, and;

     -- Net loss was ($0.04) million, or ($0.004) per share, compared to net income of $0.1 million, or $0.01 per share for the first quarter of 2004 and to net income during the second quarter of 2003 of $0.2 million or $0.01 per share.

     First Six Months of 2004

     Actual financial results and utilization for the first six months of 2004 were as follows:

     -- Revenue amounted to $12.6 million, compared to $11.3 million during the first six months of 2003;

     -- Gross profit amounted to $5.0 million, compared to $5.3 million during the first six months of 2003;

     -- Gross profit margin amounted to 40%, compared to 46% during the first six months of 2003;

     -- Utilization was 73%, compared to 80% during the first six months of 2003, and;

     -- Net income was $0.02 million, or $0.002 per share, compared to net income for the first six months of 2003 of $0.2 million, or $0.02 per share.

     "The challenges of longer decision cycles and general slow IT software spending have affected us in the short run. However, potential engagements continue to emerge in our pipeline and we remain optimistic that once these opportunities unlock that they could bring steady utilization and long-term growth for the Company," stated Shirley Singleton, President and CEO of Edgewater Technology.
     Singleton continued, "While we remain committed to improving our key operating metrics for 2004, we do expect a decline in our third quarter revenue due to traditional seasonality coupled with continued delays in spending."

     Conference Call

     Edgewater Technology will host a conference call today, Wednesday, July 14, at 10:00 a.m. (EST) to discuss the Company's second quarter 2004 results. To listen to the live call via the Internet, you can participate by logging onto the Web cast at www.edgewater.com - Investor Relations section or you can dial 800-915-4836 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 800-428-6051 or 973-709-2089 (passcode 362039) from 12:00 p.m. EST
Wednesday, July 14 through 11:59 p.m. EST Wednesday, July 21.

     About Edgewater Technology

     Founded in 1992, Edgewater Technology is an award-winning consulting firm that specializes in combining strategic consulting, technical knowledge, and industry domain expertise to develop technology solutions that assist primarily middle-market companies and divisions of Global 2000 companies to align their processes with their purposes. This approach not only promotes increased efficiency, but also supports increased effectiveness. Targeting strategic, mission-critical applications, the Company collaborates with customers to translate business goals into technical strategies. Headquartered in Wakefield, Massachusetts, the Company services its client base throughout its network of strategically positioned solutions centers. For further information, visit www.edgewater.com or call 781-246-3343.


Selected Financial Data:

                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operation
               (In thousands, except per share amounts)
                             (Unaudited)

                               Three Months Ended    Six Months Ended
                                    June 30,             June 30,
                                 2004     2003       2004      2003
                               --------- --------   -------- ---------

Service revenues                 $6,138    6,158    $12,560   $11,347
Cost of services                  3,730    3,219      7,571     6,087
                               --------- --------   -------- ---------
             Gross profit         2,408    2,939      4,989     5,260

Selling, general and
 administrative                   2,395    2,539      4,777     4,674
Depreciation and amortization
 expense                            197      223        390       427
                               --------- --------   -------- ---------
             Operating (loss)
              income               (184)     177       (178)      159

Interest income and other, net      113       96        214       229
                               --------- --------   -------- ---------
(Loss) income before income
 taxes                              (71)     273         36       388

Income tax (benefit) provision      (28)     109         14       155
                               --------- --------   -------- ---------

             Net (loss) income     $(43)    $164        $22      $233
                               ========= ========   ======== =========

BASIC AND DILUTED EARNINGS PER SHARE

      Net (loss) income         $(0.004)   $0.01     $0.002     $0.02

Weighted Average Shares
 Outstanding - Basic             11,435   11,365     11,413    11,416
Weighted Average Shares
 Outstanding - Diluted           12,200   11,554     12,288    11,553



                      EDGEWATER TECHNOLOGY, INC.
                  Summary Balance Sheet Information
                            (In thousands)

                                              June 30,   December 31,
                                                2004         2003
                                             (Unaudited)   (Unaudited)
                                            ------------ -------------
Assets
--------------------------------------------
Cash and marketable securities                  $42,302       $44,259
Accounts receivable, net                          4,340         3,532
Fixed assets, net                                 1,229         1,309
Deferred tax asset, net                          22,199        22,175
Intangible assets, net                           12,928        13,135
Prepaid expenses and Other assets                 2,173         2,121
                                            ------------ -------------
Total Assets                                    $85,171       $86,531
                                            ============ =============

Liabilities and Equity
--------------------------------------------
Accounts payable & Accrued liabilities           $3,193        $3,554
Accrued payroll & related liabilities               612         2,009
Other liabilities                                    33            84
Stockholders' Equity                             81,333        80,884
                                            ------------ -------------
Total Liabilities & Stockholders' Equity        $85,171       $86,531
                                            ============ =============

Shares Outstanding                               11,458        11,366

     This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our 2004 outlook concerning revenues, sales, operating profitability, growth opportunities and plans; and IT spending and decision-making trends. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "will," "provide," "focused," "believe," "continue," "remain," "optimistic," and "emerge," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives;
(4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) lack of available growth opportunities; (7) the inability to maintain, sustain or grow revenues; (8) the strength or visibility of the Company's backlog of business for 2004; (9) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws; and (10) the failure to obtain predecessor entity tax records that are not in our control and successfully resolve outstanding tax disputes. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

     CONTACT: Edgewater Technology, Inc.
              Kevin R. Rhodes, Chief Financial Officer
              Barbara Warren-Sica, Investor Relations
              781-246-3343